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                                                                  EXHIBIT (a)(4)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
          (Including the Associated Preferred Share Purchase Rights)
                                      of
                        Homestead Village Incorporated

                                      at

                              $4.10 Net Per Share

                                      by

                          HSD Acquisition Corporation
                      an indirect wholly owned subsidiary
                                      of
                      Security Capital Group Incorporated

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON TUESDAY, JUNE 6, 2000, UNLESS THE OFFER IS EXTENDED.


                                                                    May 9, 2000

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

   We have been appointed by HSD Acquisition Corporation, a Maryland corporation (the "Purchaser"), and an indirect wholly owned subsidiary of Security Capital Group Incorporated, a Maryland corporation (the "Parent"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of Common Stock, par value $.01 per share and the associated preferred share purchase rights (the "Rights"), of Homestead Village Incorporated, a Maryland corporation (the "Company") (other than Common Stock and Rights owned by Security Capital and its subsidiaries), at a purchase price of $4.10 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 9, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer") enclosed herewith. Unless the context otherwise requires, all references to Shares shall include the associated Rights.

   Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

   The offer is not conditioned upon any minimum number of shares being tendered. It is, however subject to other terms and conditions described in the Offer to Purchase. See the introduction and Section 12 of the Offer to Purchase.
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   The Board of Directors of the Company has determined that the Offer, the
Merger (as defined below) and the Merger Agreement (as defined below) are advisable, fair to, and in the best interests of, the Company and its stockholders, and recommends that the Company's stockholders accept the Offer and approve the merger. The Homestead Board of Directors recommends that Homestead stockholders tender their Homestead shares in the tender offer and vote to approve the merger.

   The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 2, 2000 (the "Merger Agreement"), among the Company, Parent and the Purchaser pursuant to which, following the consummation of the Offer and in accordance with the Maryland General Corporation Law, and subject to the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation and as an indirect wholly owned subsidiary of Parent.

   Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

     1. The Offer to Purchase, dated May 9, 2000.

     2. The Letter of Transmittal for your use to tender Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

     3. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

     4. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if certificates for Shares ("Share Certificates") and all other required documents are not immediately available or cannot be delivered to EquiServe (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

     5. A letter to stockholders from the Secretary of the Company accompanied by the Company's Solicitation/Recommendation Statement on
  Schedule 14D-9.

     6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

     7. A return envelope addressed to the Depositary.

   Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Tuesday, June 6, 2000, unless the offer is extended.

   In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents should be sent to the Depositary and either Share Certificates representing the tendered Shares should be delivered to the Depositary, or Shares should be tendered by book-entry transfer into the Depositary's account maintained at one of the Book Entry Transfer Facilities (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

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    If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

    The Purchaser will not pay any commissions or fees to any broker, dealer or other person, other than the Information Agent and the Dealer Manager, for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, in respect of Shares tendered to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained from, the Information Agent or the Dealer Manager at their respective addresses and telephone number set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          Chase Securities Inc.

    Nothing contained herein or in the enclosed documents shall constitute you or any other person the agent of Parent, the Purchaser, the Company, the Dealer Manager, the Depositary or the Information Agent, or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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